                                                                       EXHIBIT 5

               [LUSE LEHMAN GORMAN POMERENK & SCHICK LETTERHEAD]


                                                     WRITER'S DIRECT DIAL NUMBER

                                                          (202) 274-2000


June 19, 1998

The Board of Directors
Sound Federal Savings and Loan Association
300 Mamaroneck Avenue
Mamaroneck, New York 10543-2647

         RE:         SOUND FEDERAL BANCORP
                     COMMON STOCK PAR VALUE $.10 PER SHARE

Gentlemen:

      You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Sound Federal Bancorp (the "Company") Common Stock, par value $.10 per share ("Common Stock"). We have reviewed the Company's proposed Stock Holding Company Charter, Registration Statement on Form S-1 ("Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

      We are of the opinion that upon the declaration of effectiveness of the Form S-1 and the incorporation of the Company as a federal corporation, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

      This Opinion has been prepared for the use of the Company in connection with its registration statement on Form S-1, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Legal Matters."

                                            Very truly yours,

                                            LUSE LEHMAN GORMAN POMERENK & SCHICK
                                            A PROFESSIONAL CORPORATION



                                            /s/ ALAN SCHICK
                                            --------------------------
                                            By: Alan Schick